Exhibit No. 10.1

AGREEMENT BY AND BETWEEN
Trustco Bank
Glenville, New York
and
The Comptroller of the Currency

Trustco Bank, Glenville, New York (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe or unsound banking practices, including those relating to compliance, governance, internal controls, audit, strategic and capital planning, and independent loan review and violations of consumer laws and regulations at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(7)(ii). See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

ARTICLE II

COMPLIANCE COMMITTEE

(1)           Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which at least two (2) shall not be employees, former employees, or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the date of this Agreement and thereafter within thirty (30) days of the end of each calendar quarter, or within such other time period as required by the Assistant Deputy Comptroller in writing, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Agreement, identification of Bank personnel responsible for implementing the corrective actions, and the timeframes for completing the corrective actions;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional written comments by the Board, to the Assistant Deputy Comptroller within fifteen (15) days of receiving such report.

ARTICLE III

COMPLIANCE PROGRAM

(1)           Within thirty (30) days of the date of this Agreement, the Board shall engage the services of an independent qualified consultant, subject to the prior written no supervisory objection of the Assistant Deputy Comptroller pursuant to paragraph (2) of this Article, to provide a written report to the Board that identifies, evaluates and assesses the deficiencies and weaknesses in all aspects of the Bank’s compliance function, including the deficiencies and weaknesses described in the most recent Report of Examination (“most recent ROE”), and recommends specific actions to correct any deficiencies and weaknesses. The written report shall include, but not be limited to:

(a)	an assessment and identification of present and future compliance and internal audit department management and staffing requirements in terms of both number and expertise for the Bank’s compliance and internal audit functions;

(b)	an evaluation of the qualifications and abilities of compliance and internal audit department management, compliance department staff and internal audit staff and a determination of whether each of these individuals possess the experience and other qualifications required to perform present and anticipated duties of his or her position;

(c)	recommendations as to whether compliance and internal audit department management or staffing changes in the Bank’s compliance and internal audit departments should be made, including the need for additions to or deletions from the current compliance and internal audit department management teams;

(d)	objectives for measuring the effectiveness of management responsible for the Bank’s compliance program;

(e)	an assessment of the Board’s knowledge of its compliance responsibilities and whether the Board members are receiving adequate and timely information regarding the Bank’s compliance function to enable them to fulfill their fiduciary responsibilities and other responsibilities under law and recommendations for a director compliance training program designed to strengthen identified weaknesses; and

(f)	an assessment of the sufficiency of the Bank’s compliance and internal audit testing programs.

(2)           Prior to the engagement of any consultant or entering into any contract with a consultant pursuant to paragraph (1) or paragraph (5) of this Article, the Board shall submit, in writing, the name and qualifications of the proposed consultant and the proposed terms of employment to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete her review and act on any such information or authority within ninety (90) days.

(3)           Within one hundred twenty (120) days of the date of this Agreement, the Board shall review the consultant’s report required by paragraph (1) of this Article and shall forward to the Assistant Deputy Comptroller for her review and prior written determination of no supervisory objection, pursuant to paragraph (4) of this Article, a written compliance program that is designed to correct deficiencies and weaknesses in the Bank’s compliance program as described in the most recent ROE and as identified in the consultant’s written report required by paragraph (1) of this Article and to ensure that the Bank operates in compliance with all applicable laws, rules and regulations, including consumer protection laws, rules and regulations. The Board’s submission shall include a copy of the consultant’s report required by paragraph (1) of this Article. The Bank’s written compliance program shall address all corrective actions related to compliance as identified in the most recent ROE and all deficiencies identified in the consultant’s written report required by paragraph (1) of this Article. The Bank’s written compliance program shall include, but not be limited to:

(a)	a written description of the duties, responsibilities, and authority of the compliance officer, of compliance staff, and of the department overall, as well as the duties and responsibilities of senior management and the Board with respect to the compliance function;

(b)	adequate internal controls to ensure compliance with all applicable laws, rules and regulations, including consumer protection laws, rules and regulations;

(c)	the preparation of a written policies and procedures manual that covers all applicable laws, rules and regulations, including consumer protection laws, rules and regulations for use by appropriate Bank personnel in the performance of their duties and responsibilities and includes a process to ensure that the written policies and procedures manual remains current;

(d)	a compliance training program that provides each position in the Bank with initial and ongoing compliance training appropriate for that position’s functions and responsibilities;

(e)	procedures to ensure that the Board members receive adequate and timely information regarding the Bank’s compliance function to enable them to fulfill their fiduciary responsibilities and other responsibilities under law; and

(f)	procedures for and standards for measuring the effectiveness of management responsible for the Bank’s compliance function.

(4)           Prior to adoption by the Board, a copy of the written compliance program and any subsequent amendments or revisions thereto shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. The Board shall review, including for effectiveness, and revise the compliance program at least annually and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing, to ensure that the Bank operates in compliance with all applicable laws, rules and regulations, including consumer protection laws, rules and regulations. At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the compliance program and any amendments or revisions thereto.

(5)           Within ninety (90) days of receipt of the Assistant Deputy Comptroller’s initial written determination of no supervisory objection issued pursuant to paragraph (4) of this Article, the Board shall:

(a)	engage the services of an independent consultant, subject to the prior written no supervisory objection of the Assistant Deputy Comptroller pursuant to paragraph (2) of this Article, to conduct a review to determine whether the Bank’s compliance program is effective and to provide a written report to the Board on the effectiveness of the Bank’s compliance program; and

(b)	submit a revised written compliance program, addressing any concerns identified in the independent consultant’s written report, to the Assistant Deputy Comptroller for her review and prior written determination of no supervisory objection pursuant to paragraph (4) of this Article.

ARTICLE IV

CORPORATE GOVERNANCE

(1)           Within sixty (60) days of the date of this Agreement, the Board shall engage the services of an independent qualified consultant, subject to the prior written no supervisory objection of the Assistant Deputy Comptroller pursuant to paragraph (2) of this Article, to provide a written report to the Board that identifies, evaluates and assesses the deficiencies in the Bank’s governance and internal controls, including the deficiencies and weaknesses described in the most recent ROE. The written report shall include, but not be limited to:

(a)	an evaluation, including an assessment of the strengths and weaknesses, of the Bank’s management structure, staff levels and expertise, and bank-wide internal controls, and control and risk management functions, including policies and procedures;

(b)	an evaluation of compensation relative to officers’ and directors’ responsibilities, relevant concerns as described in the most recent ROE, and relevant findings in any internal or external reviews; and

(c)	recommendations for correcting any deficiencies or weaknesses identified, evaluated and assessed.

(2)           Prior to the engagement of any consultant or entering into any contract with a consultant pursuant to paragraph (1) of this Article, the Board shall submit, in writing, the name and qualifications of the proposed consultant and the proposed terms of employment to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete her review and act on any such information or authority within ninety (90) days.

(3)           Within one hundred twenty (120) days of the date of this Agreement, the Board shall review the consultant’s report required by paragraph (1) of this Article and shall forward to the Assistant Deputy Comptroller for her review, pursuant to paragraph (4) of this Article, a written action plan that is designed to ensure the Bank operates with appropriate governance and internal control structures. The Board’s submission shall include a copy of the consultant’s written report required by paragraph (1) of this Article. The Bank’s written action plan shall address all corrective actions related to governance and internal controls as identified in the most recent ROE and all deficiencies identified in the consultant’s written report required by paragraph (1) of this Article. At a minimum, the written action plan, shall ensure and document the following:

(a)	the Bank has management, including a compliance officer, who are capable of performing present and anticipated duties, factoring in each individual’s past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the requirements of this Agreement and correct the concerns raised in the most recent ROE;

(b)	clear lines of responsibility and authority for each member of management, including but not limited to, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Lending Officer;

(c)	a bank-wide management employment and succession program to ensure the Bank recruits, hires and retains competent and capable management for each area of the Bank and a process to timely and appropriately address Board vacancies;

(d)	sufficient risk management practices, policies, processes, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement;

(e)	Bank personnel have sufficient training and authority to execute their duties and responsibilities, including under this Agreement; and

(f)	that the Board receives and reviews sufficient Bank information from management (including scope, frequency, and content) on the operation of the Bank and compliance with this Agreement to enable them to provide oversight and fulfill their fiduciary duties and other responsibilities under law and as outlined in the OTS Examination Handbook 310 (Corporate Governance and Oversight by the Board of Directors).

(4)           Prior to adoption by the Board, a copy of the written action plan required by paragraph (3) of this Article, and any subsequent amendments or revisions thereto shall be submitted, in writing, to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. The Board shall review and revise the written action plan at least annually and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing, to ensure the Bank operates with appropriate governance and internal control structures. At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the action plan and any amendments or revisions thereto.

(5)           The Board shall perform and prepare an annual written performance appraisal for each Bank officer that evaluates his or her performance according to the position’s description and responsibilities. Each annual written performance appraisal also must address the following as it applies to each officer:

(a)	compliance with objectives established by the Board;

(b)	compliance with Board approved policies and procedures;

(c)	compliance with Board approved compliance program;

(d)	compliance with Board approved strategic and capital plans;

(e)	compliance with action plans to remedy issues raised in Reports of Examination or audit reports; and

(f)	compliance with laws, regulations, and regulatory guidance.

(6)           The Board shall ensure that the Bank promptly addresses any deficiencies identified pursuant to paragraph (5) of this Article.

ARTICLE V

INTERNAL AUDIT

(1)           Within sixty (60) days of the date of this Agreement, the Board shall adopt, and the Bank, subject to Board review and monitoring, shall implement and thereafter adhere to an independent, internal audit program to correct the internal audit deficiencies described in the most recent ROE. The independent, internal audit program shall comply with OCC Bulletin 2003-12, Interagency Policy Statement on Internal Audit and Internal Audit Outsourcing, (March 17, 2003) and shall include an annual written audit plan using a risk based approach sufficient to achieve the objectives outlined in this Article, including requirements for written reports to the Board Audit Committee at least quarterly. The program shall, at a minimum, include standards for the depth and scope of audits, sampling and transaction testing, investigation of root causes, follow-up on exceptions, elevation of findings to the Board Audit Committee, validation of corrective actions, and an assessment of internal audit effectiveness, staff levels, and staff performance. The independent, internal audit program shall be sufficient, at a minimum, to:

(a)	detect and identify the root causes of irregularities and weak practices in and other exceptions to the Bank's operations;

(b)	determine the Bank's level of compliance with all applicable laws, rules, regulations and regulatory guidance, including consumer protection laws, regulations, and regulatory guidance;

(c)	assess and report on the effectiveness of policies, procedures, controls, risk management practices, and management information systems;

(d)	evaluate the Bank's adherence to established policies and procedures;

(e)	adequately and timely evaluate the efficiency and effectiveness of the Bank’s corporate governance, internal controls, and risk management functions;

(f)	ensure timely and appropriate follow-up on identified deficiencies, weak practices and other exceptions to ensure timely implementation, verification and documentation of corrective action; and

(g)	review and evaluate the Bank’s actions taken to comply with this Agreement.

(2)           As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.

(3)           The Board shall ensure the audit function is supported by an adequately staffed department or outside firm, including with respect to qualifications, experience level and number of individuals employed.

(4)           The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described in this Article shall be independent, qualified and report directly to the Board Audit Committee, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed in writing directly with the Board Audit Committee and not through any intervening party.

(5)           All audit reports shall be in writing. The Board shall ensure immediate actions are undertaken to correct deficiencies cited in audit reports and shall maintain a written record describing the deficiency, the projected corrective action, and the status of the corrective action. The Board shall ensure that internal audit management provides detailed written explanation in those circumstances, if any, where the deficiencies cannot be remedied, and that the audit staff maintain a written record describing those actions. The Board shall provide for a timely, independent, written follow-up for any uncorrected deficiencies.

(6)           The audit staff shall have access to any records necessary for the proper conduct of its activities. OCC examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

(7)           Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller.

ARTICLE VI

STRATEGIC PLAN

(1)           Within ninety (90) days of the date of this Agreement, the Board shall prepare and forward to the Assistant Deputy Comptroller for her review, pursuant to paragraph three (3) of this Article, a written Strategic Plan for the Bank that is acceptable to the Assistant Deputy Comptroller, covering at least a three (3) -year period. The Bank’s written Strategic Plan shall address all corrective actions related to strategic planning as identified in the most recent ROE and shall include a projection of major balance sheet and income statement components. The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, together with strategies to achieve those objectives and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished over the short and long term, including key financial indicators and risk tolerances;

(c)	specific business strategies and appropriate execution plans to achieve strategic goals and objectives;

(d)	an assessment of relevant risks to the Bank, including compliance, operational, information technology, and personnel risks, as well as the Bank's strengths, weaknesses, opportunities, and threats that impact strategic goals and objectives;

(e)	an identification and prioritization of initiatives and opportunities, including timeframes that take into account the requirements of this Agreement;

(f)	an assessment of the Bank’s processes, personnel and control systems, as well as the processes in place to ensure the Bank has sufficient and adequate processes, personnel and control systems, to effectively implement and adhere to the Strategic Plan and this Agreement;

(g)	a description of the systems and metrics designed to monitor the Bank’s progress in meeting and thereafter adhering to the Strategic Plan’s goals and objectives, including periodic review by the Board; and

(h)	assigned responsibilities and accountability for the strategic planning process, including development, implementation, and adherence within the timeframes consistent with the requirements of this Article.

(2)           If the Bank’s Strategic Plan under paragraph one (1) of this Article includes a proposed material corporate transaction, the Strategic Plan shall, at a minimum, address the steps that shall be taken and the associated timeline to effect the implementation of that alternative.

(3)           Prior to adoption by the Board, a copy of the Strategic Plan and any subsequent amendments or revisions thereto shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. The Board shall review and revise the Strategic plan at least annually, no later than November 1 each year, and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing, to cover at least the next three (3) – year period. At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Strategic Plan and any amendments or revisions thereto.

(4)           The Bank may not initiate any action that deviates significantly from the Strategic Plan (that has received a written determination of no supervisory objection from the Assistant Deputy Comptroller and that has been adopted by the Board), without a written determination of no supervisory objection from the Assistant Deputy Comptroller. The Board must give the Assistant Deputy Comptroller at least thirty (30) days advance, written notice of its intent to deviate significantly from the Strategic Plan along with an assessment of the impact of such changes on the Bank’s condition, including profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed significant deviation from the Strategic Plan. For purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance, or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance.

(5)           Until the Strategic Plan required under this Article has been submitted by the Bank for the Assistant Deputy Comptroller’s review, has received a written determination of no supervisory objection from the Assistant Deputy Comptroller, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Agreement without first obtaining the Assistant Deputy Comptroller’s prior written determination of no supervisory objection to such significant deviation. Any request to the Assistant Deputy Comptroller for prior written determination of no supervisory objection to a significant deviation must be submitted in writing to the Assistant Deputy Comptroller at least thirty (30) days in advance of the significant deviation, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, management, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed change.

ARTICLE VII

CAPITAL PLAN

(1)           Within ninety (90) days of the date of this Agreement, the Board shall forward to the Assistant Deputy Comptroller for her review, pursuant to paragraph four (4) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article VI of this Agreement, covering at least a three (3)-year period. Except as provided in paragraph two (2) of this Article, the written Capital Plan shall address all corrective actions related to the Bank’s capital plan as identified in the most recent ROE and provide for an effective capital planning process consistent with OCC Bulletin 2012-16, Guidance for Evaluating Capital Planning and Adequacy, (June 7, 2012). The Bank’s Capital Plan shall, at a minimum identify, measure, quantify, and evaluate all material risks, with particular attention to compliance, operational, information technology, and reputation risks as well as management and staff experience and expertise.

(2)           If the Bank’s written Capital Plan outlines a material corporate transaction, the written Capital Plan shall only address the steps that will be taken and the associated timeline to ensure that within ninety (90) days after the receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the written Capital Plan, a definitive agreement for the material corporate transaction is executed.

(3)           Except for the dividend or capital distribution that complies with the requirements of 12 U.S.C. § 1467a(f) and 12 C.F.R. Part 163, subpart E, as of the date of this Agreement, but that the Bank has not declared and paid as of the date of this Agreement, the Bank may declare or pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved written Capital Plan and would remain in compliance with its approved written Capital Plan immediately following the declaration or payment of any dividend or the capital distribution; and

(b)	following the written approval of the Assistant Deputy Comptroller pursuant to 12 C.F.R. Part 163, subpart E.

(4)           Prior to adoption by the Board, a copy of the Bank's written Capital Plan shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. The Board shall review and update the Bank's written Capital Plan at least annually, no later than November 1 each year, and more frequently if required by the Assistant Deputy Comptroller in writing, to cover at least the next three (3)-year period. Revisions to the Bank’s written Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter adhere to the written Capital Plan and any amendments or revisions thereto.

ARTICLE VIII

INDEPENDENT LOAN REVIEW

(1)           Within sixty (60) days of the date of this Agreement, the Board shall establish and adopt, and the Bank (subject to Board review and on-going monitoring) shall implement and thereafter ensure adherence to a written loan review program that requires an effective, independent and on-going loan review system consistent with OCC Bulletin 2006-47, including the Interagency Policy Statement on the Allowance for Loan and Lease Losses attached thereto, to review, at least quarterly, the Bank's loan and lease portfolios. The program shall address all corrective actions related to independent loan review as identified in the most recent ROE. In addition, the program shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in 12 C.F.R. § 160.160 (Asset Classification), OCC Bulletin 2006-47, Interagency Policy Statement on the Allowance for Loan and Lease Losses, (December 13, 2006), OCC Bulletin 2000-20, Uniform Retail Credit Classification and Account Management Policy, (June 20, 2000) and the “Rating Credit Risk” booklet of the Comptroller’s Handbook.

(2)           The written reports required by paragraph (1) of this Article shall include, but not be limited to, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios, including but not limited to information sufficient to determine the level of risk within the portfolio arising from portfolio composition, underwriting trends, industry or economic conditions, geographic location, loan types, the volume and nature of exceptions, and concentrations;

(b)	the identification and status of credit related violations of law, rule, regulation, or regulatory guidance, as well as an affirmative declaration that specific laws, rules, regulations and regulatory guidance were tested;

(c)	the identification and status of loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies, as well as an affirmative declaration that policy compliance was tested;

(d)	the identification of any deficient credit risk management practices and an analysis of their root cause; and

(e)	the status of corrective actions for any previously identified exceptions, violations of law, rule, regulation, or regulatory guidance, credit risk management deficiencies, or any loan officer identified as having inaccurate risk ratings.

(3)           The written loan review program required by paragraph (1) of this Article shall be forwarded to the Assistant Deputy Comptroller upon adoption.

(4)           The Board shall evaluate the internal loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(5)           A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE IX

VIOLATIONS OF LAW

(1)           The Board shall require and the Bank shall immediately take all necessary steps to correct each violation of law, rule or regulation cited in the most recent ROE and in any subsequent ROE, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts. Within sixty (60) days after the violation is cited or brought to the Board’s or Bank’s attention, the Bank shall provide to the Board a written list of any violations that have not been corrected. This written list shall include a written explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and an action plan to correct the violation by a specified date.

(2)           The written progress reports required by Article II of this Agreement shall include the date and manner in which each correction has been effected during the reporting period. The written progress reports required by Article II of this Agreement shall also include a written explanation of the actions taken during the reporting period to correct any violation that remains uncorrected at the end of the reporting period, the reasons why the violation has not yet been corrected, and an action plan to correct the violation by a specified date.

(3)           Within thirty (30) days of the date of this Agreement and within thirty (30) days after the violation is cited or brought to the attention of the Board (including any committee thereof) or the Bank in a manner described in paragraph one (1) of this Article, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to:

(a)	specific procedures to prevent violations as cited in the most recent ROE and to prevent future violations as cited in subsequent ROEs or as subsequently brought to the attention of the Board (including any committee thereof) or the Bank in a manner described in paragraph one (1) of this Article; and

(b)	general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(4)           Upon adoption, a copy of these procedures shall be promptly forwarded to the Assistant Deputy Comptroller.

ARTICLE X

OTHER PROVISIONS

(1)           Although the Board has agreed that the Bank or the Board shall submit certain programs, plans and reports to the Assistant Deputy Comptroller for the review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for the proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)           In each instance in this Agreement in which the Board or a Board committee is required to take action, ensure adherence to and undertake to perform certain obligations of the Board or the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)	ensure that the Bank has sufficient processes, management, personnel, and control systems to ensure implementation of and adherence to the programs developed pursuant to this Agreement, that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities, including under this Agreement;

(b)	authorize, direct, and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(c)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(d)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)	require corrective action be taken in a timely manner on any non-compliance with such actions.

(3)           Each citation or referenced guidance included in this Agreement includes any subsequent guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to this Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           Except as otherwise expressly provided herein, any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.

(6)           If the Bank requires an extension of any timeframe within this Agreement, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief. Any written request submitted pursuant to this Article shall include a statement setting forth in detail the special facts and circumstances that prevent the Bank from complying with a provision within a timeframe specified in this Agreement and that require an extension of that timeframe. All such written requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Assistant Deputy Comptroller’s written decision concerning a request for an extension of any timeframe within this Agreement is final and not subject to further review.

(7)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

(8)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(9)           All reports or plans that the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded, by overnight mail or via email, to the following:

Assistant Deputy Comptroller
Comptroller of the Currency
1600 Plaza Five
185 Hudson Street
Jersey City, NJ 07311

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set her hand on behalf of the Comptroller.

/s/ Grace Vallacchi	July 21, 2015
Grace Vallacchi	Date
Assistant Deputy Comptroller

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Dennis A. DeGennaro	July 21, 2015
Dennis A. DeGennaro	Date

/s/ Thomas O. Maggs	July 21, 2015
Thomas O. Maggs	Date

/s/ Anthony J. Marinello	July 21, 2015
Anthony J. Marinello	Date

/s/ Robert A. McCormick	July 21, 2015
Robert A. McCormick	Date

/s/ Robert J. McCormick	July 21, 2015
Robert J. McCormick	Date

/s/ William D. Powers	July 21, 2015
William D. Powers	Date

/s/ William J. Purdy	July 21, 2015
William J. Purdy	Date